Exhibit 99.1

For Immediate Release

Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

Whirlpool Corporation Filing Safeguard Petition to Stop Samsung, LG From Repeatedly Evading U.S. Trade Laws

•	Addresses Samsung & LG repeatedly relocating their washer manufacturing facilities to avoid trade sanctions

•	Allows effective remedy for surging imports of dumped clothes washers

•	Enables effective trade enforcement; supports U.S. manufacturing jobs

BENTON HARBOR, Mich., May 31, 2017 - Today Whirlpool Corporation is filing a safeguard petition with the U.S. International Trade Commission as the company’s next step in addressing the ongoing efforts of Samsung and LG to evade U.S. trade laws. A safeguard action provides an effective remedy for serious injury to U.S. manufacturers of large residential washers caused by surging imports. The U.S. Government has twice found these imports were unlawfully dumped by Samsung and LG.

Today’s filing follows antidumping cases against Samsung and LG in which the U.S. Government determined that these companies injured U.S. washer manufacturers by selling imported washing machines in the United States at illegally dumped prices. Samsung and LG responded to these prior rulings by relocating their production facilities to other foreign countries in order to circumvent the U.S. Government’s rulings.

“This filing addresses unprecedented behavior by two serial violators of U.S. trade laws,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corp. “If not for this unlawful behavior, we believe our washer category would have thrived like the rest of our North American business. Whirlpool, along with our Clyde employees, is taking this action because U.S. manufacturers and workers need comprehensive trade relief that Samsung and LG cannot circumvent. The safeguard petition allows for the effective application and enforcement of trade rules that are critical to maintaining jobs and supporting free and fair competition in the United States.”

More than 2,000 employees from Whirlpool Corp.’s washer manufacturing facility in Clyde, Ohio, signed on to the formal petition to emphasize the importance of enforcing trade laws to preserve U.S. manufacturing jobs.

A safeguard petition is the only effective means available to the U.S. Government to address a pattern of cheating through country hopping. In contrast to the country-specific antidumping remedy that the U.S. Government applied to Samsung and LG in South Korea, Mexico and China, a safeguard remedy addresses imports from Samsung and LG - regardless of their country-hopping behavior - that cause injury to U.S. washer manufacturers. Whirlpool Corp. is filing this petition to ensure fair competition and to enable U.S. manufacturers to continue creating jobs, investing in new facilities and funding research that drives innovation to benefit consumers.

Samsung’s and LG’s cheating by country hopping to avoid U.S. trade remedies:

•	In 2013, the U.S. Government found that Samsung and LG were unlawfully dumping South Korean and Mexican washers into the United States.

•	The two companies responded by moving washer production to China to continue their illegal dumping behavior.

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Earlier this year, the U.S. Government issued a new antidumping order against Samsung and LG in China. But several months before the government issued its ruling, Samsung and LG stockpiled product in the United States and again moved their washer production - this time to factories in Vietnam and Thailand - in order to do another end run around the U.S. trade laws and continue their injurious behavior.

The following is the expected timeline for this safeguard petition:

Late September 2017: The International Trade Commission votes to determine whether increased washer imports have been (or threaten to be) a substantial cause of serious injury to the U.S. washer industry.

Late November 2017: If the ITC reaches an affirmative determination, it recommends measures to the U.S. president to remedy the injury.

Year-end 2017: Following review of the ITC’s recommendations, if the ITC made an affirmative determination, the president could issue a remedy determination.

To learn more about Whirlpool Corp.’s U.S. investments, its commitment to free and fair trade, and prior trade cases, visit WhirlpoolCorp.com/fair-trade. The company intends to disclose important information related to the safeguard action from time to time on this website.

About Whirlpool Corporation
Whirlpool Corp. (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major names in nearly every country throughout the world. Additional information about the company can be found at WhirlpoolCorp.com, or find us on Twitter @WhirlpoolCorp.

Whirlpool Corp. in the United States
More than 80 percent of the products sold by Whirlpool Corp. in the United States are assembled in the United States. The company’s Clyde, Ohio, washing machine manufacturing facility not only meets America’s washer needs, but also exports 10 percent of its washer production for families throughout the world. The company’s total investments in Clyde exceed $1 billion, and the company’s washer business supports approximately 800 U.S. suppliers. There are approximately 25,000 workers at Whirlpool Corp. in the United States, with 15,000 of those jobs being held by manufacturing workers in its nine U.S. production plants.

Whirlpool Corp. Additional Information
Certain statements in this press release relating to the safeguard petition and the expected timing for resolution and benefits to the company constitute "forward-looking statements" within the meaning of the federal securities laws. These statements reflect management's current expectations regarding future events and speak only as of the date of this press release. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance and will not necessarily be accurate indications of whether or not, or the times at or by which, events will occur. Actual performance may differ materially from that expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the risk that the timing for resolution of these matters may be significantly delayed, that our petition may not be successful, and that we may not realize expected benefits following resolution of our petition. In addition to these risks, reference should also be made to the factors discussed under "Risk Factors" in Whirlpool Corporation's periodic filings with the Securities and Exchange Commission. Although the forward-looking statements contained in this press release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this press release and, except as expressly required by applicable law, Whirlpool Corporation assumes no obligation to update or revise them to reflect new events or circumstances.

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